Exhibit 99.1

Allied Nevada Drills 32 Meters Grading 2.20 g/t Gold Equivalent

(1.59 g/t Gold and 35 g/t Silver) in the Central Zone at Hycroft

September 29, 2010 - Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to provide an update to recent oxide drilling in the Central Zone, at its wholly owned Hycroft mine located near Winnemucca, Nevada. These holes have been drilled adjacent to the historically mined Central Pit, west of the producing Brimstone Pit. Highlights from this drilling include 32 meters grading 2.20 g/t AuEq (1.59 g/t Au and 35 g/t Ag), 27 meters grading 1.65 g/t AuEq (1.31 g/t Au and 19 g/t Ag), 44 meters grading 1.64 g/t AuEq (0.45 g/t Au and 68 g/t Ag) and 62 meters grading 1.59 g/t AuEq (0.80 g/t Au and 45 g/t Ag).

“Drilling in the Central Zone has been very encouraging with the average gold and silver grades of these recent intervals being above the gold and silver grades of the current oxide resource,” commented Dave Flint, Vice President, Exploration for Allied Nevada.

This 100-hole drill program is focused on the 2,400 meter by 600 meter Central Pit, where oxide ore was historically mined. The primary objective of this drill program is to obtain assay information to upgrade inferred oxide gold and silver resource. To date, the successful results of this drill program indicate a significant potential to increase the oxide heap leachable gold and silver resource.

The following table displays six intercepts which represent significant results encountered in the Central Pit drilling program. Assays indicate that the material is oxide leachable material.

				GRADE
	FROM	TO	INTERVAL	Gold	Silver	Gold Equivalent
	meters	meters	meters	g/t	g/t	g/t
H10R-3880	102	134	32	1.59	35	2.20
H10R-3974	43	70	27	1.31	19	1.65
H10R-3920	59	104	44	0.45	68	1.64
H10R-3980	36	98	62	0.80	45	1.59
H10D-4009	60	91	31	1.11	11	1.31
H10D-4007	102	139	37	0.72	32	1.27

Year-to-date, 279 infill and exploration holes totaling 67,309 meters have been drilled at Hycroft. The exploration program for the second half of 2010 consists of an additional 160 holes. Allied Nevada’s continued exploration program at Hycroft is focused on infill and expansion of the oxide and sulfide mineralization and providing material for engineering, slope stability analysis and ongoing metallurgical testing.

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are gathered on-site and validated by Allied Nevada and Scott E. Wilson Consulting, Inc. geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold and silver analyses are conducted on 1-assay ton prepped samples with gold and silver determined using industry standard fire assay methods with a gravimetric finish. Gold and silver over limits are determined using fire assay with a gravimetric finish.

Mr. Scott E. Wilson, AIPG Certified Professional Geologist #10965, is Allied Nevada’s Independent Qualified Person as defined under National Instrument 43-101. He has verified the information and has reviewed and approved the contents of this news release.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates; estimates of gold and silver grades; our planned exploration program for the second half of 2010 and the expected benefits there from; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, an independent consultant for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hycroft Technical Report dated August 27, 2010 and filed with SEDAR at www.sedar.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com to view a full list of assays received to date for holes drilled in the 2010 program.